EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-72229, Registration Statement No. 333-104320, Registration Statement No. 333-34638, Registration Statement No. 333-49948, Registration Statement No. 333-45097, and Registration Statement No. 333-83112 of Kilroy Realty Corporation on Forms S-3, and Registration Statement No. 333-43227 and Registration Statement No. 333-77739 of Kilroy Realty Corporation on Forms S-8 of our report dated March 1, 2005 (August 15, 2005 as to the effects of the restatements described in Note 27 (related to income from continuing operations per common share and cash flow classifications) and discontinued operations described in Note 28, and November 7, 2005 as to the effects of the restatement described in Note 27 (related to derivative instruments and leasehold improvements paid by tenants) relating to the financial statements and financial statement schedule of Kilroy Realty Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatements described in Note 27), and of our report on internal control over financial reporting dated March 1, 2005 (August 15, 2005 as to the effects of the material weakness related to income from continuing operations per common share and cash flow classifications and November 7, 2005 as to the effects of the material weakness related to derivative instruments described in Management’s Report on Internal Control Over Financial Reporting (as restated November 7, 2005)) (which report expresses an adverse opinion on the effectiveness of the internal control over financial reporting because of the material weaknesses), appearing in this Form 10-K/A of Kilroy Realty Corporation for the year ended December 31, 2004.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

November 7, 2005